Exhibit 10.1

TRANSITION ARRANGEMENTS AGREEMENT

THIS AGREEMENT (the “Agreement”), executed to be effective as of September 17, 2008 (the “Effective Date”), by and between CH2M HILL Companies, Ltd. (“CH2M HILL”) and Mr. Ralph R. Peterson (the “Executive”). CH2M HILL and the Executive shall hereafter be referred to as “Parties” and each a “Party”.

Recitals

A.            The Executive is currently employed as CH2M HILL’s Chief Executive Officer (“CEO”) and Chairman of the Board of Directors (“Chairman”).

B.            For the last two years, the Executive has been working with CH2M HILL’s Board of Directors and its senior management team to orchestrate an orderly transition of his responsibilities as CH2M HILL CEO and Chairman.

C.            Pursuant to this long term succession plan, the Executive has decided to step down and resign from his current position as CH2M HILL’s CEO effective December 31, 2008 (the “Resignation Date”) and as Chairman at the end of the Executive’s term as a member of the Board of Directors in May, 2009. CH2M HILL is accepting the Executive’s resignation subject to the terms and conditions of this Agreement.

D.            CH2M HILL and the Executive desire for the Executive to participate in the transition of his responsibilities during a transition period from the Effective Date until the Resignation Date (the “Transition Period”); and the Executive desires to continue his affiliate with CH2M HILL in a non-executive role as a Chairman Emeritus after the end of his Board term in May, 2009 until he retires on October 12, 2009 (the “Retirement Date”), subject to the terms and conditions of this Agreement.

E.             In consideration for the Executive’s services during the Transition Period and until retirement and in exchange for certain promises and covenants by the Executive, the Company desires to provide the Executive with certain additional compensation and benefits that the Executive is not otherwise entitled to under the terms of his current employment with CH2M HILL.

F.             The Parties wish to enter into this Transition Arrangements Agreement, which shall replace and supersede the Executive’s employment arrangements and understandings, written and oral, in their entirety;

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CH2M HILL and the Executive hereby agree as follows:

Agreement

I.              REASSIGNMENT OF DUTIES AND OTHER TRANSITION ARRANGMENTS.

1.     The Executive hereby resigns, effective December 31, 2008,  as CH2M HILL’s Chief Executive Officer and all other officer and director level positions that the

Executive holds with CH2M HILL affiliates (including all joint ventures and special project companies) which resignation shall become effective without further action by the Executive or CH2M HILL at the close of business on the Resignation Date.

2.               The Transition Period shall commence immediately as of the Effective Date and shall continue until the Resignation Date.

3.               Effective as of the Effective Date, the Executive shall commence transition of his responsibilities as the CEO to Mr. Lee A. McIntire, the new CEO appointed by the Board to succeed the Executive (the “New CEO”). During this transition period, the New CEO shall take on the day-to-day operations and leadership of the company, interfacing with the Executive as appropriate in the best interest of CH2M HILL.

4.               Effective as soon as the Board of Directors elects a new Chairman to succeed the Executive, the Executive shall commence transition of his responsibilities as the Chairman of the Board.

5.               During the Transition Period, CH2M HILL will facilitate the transition of all other officership and directorships that the Executive holds with CH2M HILL affiliates, including the joint ventures and special project companies.

6.               During the Transition Period, certain other transition arrangements shall take place as follows:

a.               The Executive will facilitate and cause to occur, no later than by end of business Friday, September 19, 2008 all customary and appropriate public announcements and internal communications about the Executive’s decision to step down as CH2M HILL’s CEO, including the announcement of the appointment (effective January 1, 2009) of the New CEO.

b.              The Executive shall, as soon as possible at the start of the Transition Period, assist and effect the re-assignment and delegation of the Executive’s duties as CEO to the New CEO and provide whatever support is necessary and appropriate to facilitate a smooth transition of responsibilities.

c.               The Executive shall as soon as practicable after the Board’s election of the new Chairman and as requested by the Lead Director coordinate and assist with the prompt transition of all the Executive’s duties and responsibilities as Chairman, and as chairman or member of each Committee of the Board on which the Executive serves, to the new Chairman of the Board when elected.

d.              In order to assist the transition of the Executive’s duties and responsibilities as Chairman and as a member of various Board Committees,

(i)                                     The Executive shall not vote or otherwise actively participate in the regularly scheduled November 2008 and February 2009 meetings of the Board and committees thereof.

(ii)                                  The Executive shall, or cause the Lead Director to, cancel the planned 2008 Board retreat (the Board retreat to reschedule for early 2009).

7.               During the Executive’s service as the Chairman Emeritus until the Retirement Date, the Executive will perform services to be agreed on behalf of CH2M HILL, such as acting as a member of public bodies and organizations and other roles as reasonably requested from time to time by the Lead Director, the members of the Board, or the New CEO. Notwithstanding the foregoing, the Executive shall not be required to commit any minimum level of effort (number of hours on a weekly, monthly or other basis).

8.               Until his retirement, the Executive shall continue to represent CH2M HILL by words and actions in the most positive manner, consistent with the values of CH2M HILL and its obligations to its employee-shareholders, other employees and stakeholders.

II.             COMPENSATION and BENEFITS; EMPLOYMENT AT-WILL.

1.               Employment At-Will. As has been the case during the Executive’s entire career with CH2M HILL, he shall remain an employee at-will, subject to CH2M HILL’s policies and procedures. Nothing in this Agreement shall modify that employment status.

2.               Base Salary. If the Executive materially complies with the terms and understandings of this Agreement, and his employment continues until the Retirement Date or if the Executive’s employment with CH2M HILL terminates for any reason other than as specified in Section II.6, the Executive shall be compensated as follows:

a.               Transition Period. During the Transition Period, the Executive will receive base salary in the amount of approximately $82,916 per month, representing the Executive’s current monthly compensation at his annual base salary rate of $995,000.

b.              After Transition Period. After the Resignation Date and until the Retirement Date, the Executive will receive base salary of approximately $62,188 per month, representing approximately 75% of the Executive’s current monthly compensation.

3.               Incentive Compensation. If the Executive materially complies with the terms and understandings of this Agreement, and his employment continues until the Retirement Date or if the Executive’s employment with CH2M HILL terminates for any reason other than as specified in Section II.6, the Executive shall receive the following incentive compensation:

a.               STI. Subject to the Executive being actually employed by CH2M HILL on the date of the 2008 Short Terms Incentive (“STI”) benefit payout, currently expected early in March, 2009, the Executive will receive STI with respect to the Executive’s and CH2M HILL’s overall enterprise performance in fiscal year 2008 in the amount of approximately $995,000; the actual amount to be determined based on the company’s performance in 2008.

b.              LTI. Payouts pursuant to the Executive’s 2006, 2007, and 2008 Executive Long Term Incentive (“ELTI”) awards to be paid in the first quarter of 2009, 2010, and 2011 respectively, in the amount of approximately $2,700,000 with respect to the 2006 award (payable in 2009), $3,800,000 with respect to the 2007 award (payable in 2010), and $2,985,000 with respect to the 2008 award (payable in 2011). The ELTI award payouts are based on a 3-year performance of the company and the actually amounts of the payout will be determined within a reasonable time of the end of each ELTI 3-year period.

4.               Retirement Benefits.

a.               Defined Benefit Pension Plan. All benefits currently accrued for the Executive pursuant to that certain, frozen as of 1993, CH2M HILL defined benefit pension plan , to be paid in accordance with the provisions of the plan.

b.              DCRP. Pursuant to that certain CH2M HILL Deferred Compensation Retirement Plan (“DCRP”), the Executive will receive, at the Executive’s discretion, either  a lump sum payment of his entire benefit as of the Retirement Date or annual installments equivalent as provided under the terms of the DCRP  CH2M HILL  and the Executive agree that the actual amount of this benefit will be calculated following the Retirement Date, using the Retirement Date as the actual benefit calculation date under the DCRP; provided, however, if the Executive separates from CH2M HILL for any reason before the Retirement Date, then the benefits will be pro-rated based on the actual years of service before the Retirement Date in a manner similar to how other DCRP participants have been handled under similar circumstances.

c.               Life Insurance Benefit. Until the Retirement Date, CH2M HILL will pay all premiums and otherwise maintain in full force and effect the existing $13,000,000 face value life insurance policy currently maintained by the company on the life of the Executive.  After the Retirement Date, CH2M HILL shall assign to the Executive, the Executive’s portion of this company owned life insurance policy, which is currently estimated to be approximately $4,975,000. All premium costs for this policy shall be the responsibility of the Executive after the Retirement Date. CH2M HILL and the Executive agree that this policy has no cash value due to the Executive as of the date hereof and as of the Retirement Date. Except as otherwise provided in Section 5(d) of this Agreement, when and to the extent that the company transfers the Executive’s portion of this policy to the Executive in accordance with the terms thereof, the entire cash value of the policy shall remain with CH2M HILL.

d.              Retiree Medical. Upon retirement, the Executive shall have the benefit of CH2M HILL retiree benefits for self and spouse pursuant to CH2M HILL’s retiree benefit plan at the level appropriate for the senior executive at CH2M HILL. The availability of this benefit is contingent on CH2M HILL’s discretion to continue to provide it and the level at CH2M HILL will provide it in the future.

e.               DCP and EDCP Payouts. The Executive shall receive all payouts due to him under CH2M HILL’s Deferred Compensation Plan (“DCP”) and Executive Deferred Compensation Plan (“EDCP”) based on the distribution elections made by the Executive under the plan and in full compliance with IRS Code Section 409A.

f.                 Alumni Program. Employ may elect to participate in the CH2M HILL Alumni Program with respect to CH2M HILL shares of common stock that the Executive Owns or he can elect to sell his shares through the CH2M HILL Internal Market (as described in the CH2M HILL Prospectus and Annual Report on Form 10K). If the Executive wishes to accelerate the sale of his CH2M HILL shares beyond the schedule provided under the Alumni program he can do so at his discretion subject to the Internal Market rules and limitations; provided, however, that the Executive will not sell any of his shares in CH2M HILL between December 2008 and June 2009 (inclusive) as such sale may create negative impressions about CH2M HILL’s business prospects and stability post-Executive resignation.

5.               Additional Discretionary Compensation and Benefits. Subject to the Executive’s compliance with all material terms and understandings of this Agreement, in consideration of assistance that the Executive will provide to CH2M HILL during the Transition Period and for other services requested from time to time by the Lead Director, members of the Board of Directors, or the New CEO, between the Resignation Date and Retirement Date, at the discretion of the Lead Director of CH2M HILL’s Board (which discretion is to be exercised with reasonable care and in consultation with other members of the Board of Directors), the Executive shall receive additional compensation as follows:

a.               Additional Base Salary.

(i) After the Resignation Date and until the Retirement Date, assuming he is employed by CH2M HILL, the Executive shall receive supplemental salary adjustment of up to $24,478 per month to increase total monthly compensation to $86,666, ($62,188 plus $24,478), representing an annual salary rate of approximately $1,040,000.

(ii)   The additional compensation available to the Executive under the provisions of this Section 5(a) is up to $232,541.

b.              Additional Incentive Compensation.

(i)    STI. Payable at the time when 2008 STI is paid at CH2M HILL, currently expected in early in March of 2010, the Executive shall receive an additional STI compensation in the amount of approximately $823,000 based, however, on the Executive’s and CH2M HILL’s overall enterprise performance in fiscal year 2009; the actual amount to be determined based on the company’s performance in 2009.

(ii)   LTI. Payable at the time when 2009 ELTI awards are to be paid, currently expected in early in March of 2012, the Executive shall receive an additional compensation based on the $2,470,000 target prorated for partial year of service in 2009. The ELTI award payouts are based on a 3-year performance of the company and the actually amount of the 2012 payout will be determined within a reasonable time of the end of 2011, for the 2009 ELTI 3-year period, based on the company’s performance.

c.               Additional DCRP Benefit. Payable as provided under the DCRP to supplement the retirement benefit already outlined in Section II.4(b) of this Agreement, an additional retirement benefit sufficient to deliver (in conjunction with the Section II.4(b) benefit) a total aggregate benefit as provided in the DCRP equal to 50% of the Executive’s base salary (2009 nominal salary rate of $1,040,000) as of the Retirement Date. Based on the currently available information, CH2M HILL believes that the total value of the overall DCRP  benefit will be approximately $2,500,000 The actual value of this benefit to be calculated in accordance with the provisions of the DCRP  effective as of the Retirement Date.

d.              Additional Life Insurance Benefit. In addition to the life insurance benefit described in Section 4(c), CH2M HILL will transfer to the Executive, at Retirement, the entire $13,000,000 face value life insurance policy, including the policy’s cash value, currently estimated to be at least $3,500,000, and the company’s portion of the  policy (in addition to the Executive’s portion covered in Section 4(c)), estimated to have value of at least $2,500,000; for a total additional benefit of $6,000,000. The actual cash value and policy value to be definitively determined by Fulcrum Consultants (Joe Thompson) at retirement or sooner. To the extent the aggregate realizable value of this benefit is less than $6,000,000, CH2M HILL will true up the total benefit, to $6,000,000, payable to the Executive by CH2M HILL in cash as soon as practicable after the value is so determined. To the extent the aggregate value of this benefit exceed $6,000,000 as determined by Fulcrum Consultants as of the Retirement Date, such additional benefit will be for the account of the Executive.

e.               Stock Options. To the extent some of the Executive’s stock options, currently held, would not fully vest as of the Retirement Date, the company (as part of the additional discretionary retirement benefit will provide to the Executive the value of these not yet vested options, calculated based on the difference between the options’ strike price and the fair market value of CH2M HILL’s stock as of the Retirement Date. This additional benefit will be paid by CH2M HILL to the Executive in cash as soon as practicable after the Retirement Date.

f.                 Change of Control Benefit. The benefits that the Executive now enjoys under a Change of Control Agreement with CH2M HILL will remain in effect until the date of the Board meeting immediately following the Resignation Date.

6.               Termination for Cause. All additional compensation as outlined in Section 5 of this Agreement shall be at the discretion of the Lead Director of the Board (to be exercised with reasonable care and in consultation with the Board of Directors). If, during the term of this Agreement, the Executive’s employment with CH2M HILL is terminated for cause then the Executive shall only be entitled to compensation outlined in Sections II.2 and II.4  of this Agreement.

Cause.  For purposes of this Agreement, the company may terminate the Executive “for Cause” if:

(A)                              The Executive commits any act of misconduct in violation of CH2M HILL’s policies;

(B)                                During the Transition Period or post-Transition Period until the Retirement Date, the Executive engages in any activity which would reasonable constitute a material conflict of interest with CH2M HILL;

(C)                                The Executive breaches material provisions of this Agreement. For the avoidance of doubt and without limiting the generality of other provisions herein, all provisions of Article I and IV of this Agreement, as well as provisions of Article V.3 and V.8 are deemed material by the Parties.

(D)                               Prior to the Retirement Date, the Executive commits any act of misconduct which in the opinion of the Lead Director, in his sole discretion (this discretion to be reasonably applied in consultation with the Board) is harmful to CH2M HILL, its shareholders, or other employees and stakeholders.

(E)                                 The Executive having been convicted of (or plead guilty or nolo contendere to) a felony involving fraud, dishonesty or moral turpitude.

III.         GENERAL RELEASE AND AKNOWLEDGEMENTS.

1.               The Executive and CH2M HILL agree that, in exchange for CH2M HILL’s entering into this Agreement and the payments and other terms described herein, the Executive hereby releases and discharges the company and any of its subsidiaries or affiliates, and their respective directors, officers, employees, agents, representatives, benefit plans and administrators, successors and assigns from any and all claims, obligations, and liabilities, whether known or unknown, at law or in equity, arising out of the Executive’s employment with CH2M HILL; provided, however, that this release shall not include release of any equity interests, grants, rights or entitlements, or any other accrued benefits under any agreement, plan or policy, or to any accrued compensation that the Executive is entitled to without discretion on the part of the company. Subject to those benefits and rights and the rights hereunder, this Agreement is to be broadly construed so as to resolve all pending or potential disputes including, but without limiting the generality of the foregoing, any and all claims under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Family and Medical Leave Act, the discrimination and wage payment laws of the State of Colorado, and any other statute, regulation, or ordinance, and any and all claims based upon alleged wrongful or retaliatory discharge, negligence, intentional infliction of emotional distress, defamation, invasion of privacy, other torts, harassment, employment discrimination or breach of contract (express or implied). Notwithstanding the foregoing, the Executive does not waive any rights the Executive may have to enforce the terms of this Agreement, to benefits available after termination under any company-sponsored equity or employee benefit plan, to insurance protection and/or indemnification for actions taken by the Executive while an employee, officer and/or director of the Company or to make any claims for workers’ compensation.

2.               For the avoidance of doubt, CH2M HILL’s willingness to enter into this Agreement is in consideration for the services that the Executive will provide to the company as provided herein and not as a quid pro quo for any wrongdoing on the part of CH2M HILL.

3.               To further acknowledge this Release and understanding, the Executive shall sign the Release document attached hereto as Exhibit A.

IV.   COVENANTS AND UNDERSTANDINGS.

All Restrictive Covenants outlined in this Section IV.2 may be waived by CH2M HILL (its Lead Director or New CEO or their designee) at its discretion.

1.               Legitimate Business Interests. The Executive acknowledges that CH2M HILL has “Legitimate Business Interests,” which CH2M HILL seeks to protect by the Restrictive Covenants set forth below in this Article IV.

2.               Restricted Period. The restrictive covenants set forth below shall apply effective immediately and for 3 years following the Retirement Date. Given the Executive’s role as the CEO and the Chairman of the company, the Executive agrees that the duration of the restrictive covenants is reasonable and appropriate under the circumstances.

3.               Restricted Area. The Executive acknowledges that CH2M HILL’s business is intended to be and is global, and agrees that any of his activities anywhere in the world in violation of the restrictive covenants contained herein would unfairly damage CH2M HILL and its Legitimate Business Interests. Therefore, the restrictive covenants contained in this Agreement shall apply and be effective throughout the world (the “Restricted Area”).

4.               Covenant Not to Compete. During the Restricted Period and within the Restricted Area, the Executive shall not directly or indirectly, individually or in combination with others, complete with CH2M HILL as an employee, officer, director, independent contractor, consultant, agent, venturer, partner, member, or other beneficial holder of any interest in any CH2M HILL Competitor (as that term defined in herein). Notwithstanding the foregoing, nothing herein shall prevent the Executive from owning or purchasing stock of a CH2M HILL Competitor on the open market, either directly or through the ownership of a mutual funds or other investment vehicle, as long as the Executive Does not directly or indirectly own more than .1% (in the aggregate) of such CH2M HILL Competitor.

For purposes of this Agreement, the term “CH2M HILL Competitor” shall be defined as any engineering, program management, or construction company engaged in any activities or businesses similar in material respects to CH2M HILL’s business and ranked by the ENR (Engineering News Record); or any financial institution or investment bank in business of acquiring or selling businesses like CH2M HILL.

5.               Waiver of Non-Complete Restriction. At any time, the Executive may seek a waiver of his obligations under a Covenant Not to Compete outlined in this Section IV.2 of this Agreement by discussing any proposed activity with the New CEO or his successor or designee. The New CEO shall determine in his sole discretion whether the potential engagement is competitively harmful to CH2M HILL and may waive the Covenant Not to Compete obligations in his discretion.

6.               Covenant Against Interference with Client Relations. During the Restricted Period and within the Restricted Area, the Executive shall not interfere in any manner with any CH2M HILL relationships with its clients or prospective clients. Activities prohibited hereunder shall include, but are not limited to, the Executive’s  request, suggestion, advice, recommendation, solicitation, or other actions or attempts to induce or influence a client or a prospective client to

a.               Withdraw from, curtail, or cease discussions with CH2M HILL about project or business opportunities;

b.              cancel, breach, terminate, or otherwise fail to go forward with any contract or business relation with CH2M HILL; or

c.               do business within the scope of CH2M HILL business with any person or entities other than CH2M HILL.

7.               Covenant Against Interference with Employment Relations. During the Restricted Period and within the Restricted Area, the Executive shall not interfere in any manner with any CH2M HILL relations with any person who, to the knowledge of the Executive, is employed by or otherwise in the service of one or more of the CH2M HILL companies during the Restricted Period or in the previous twelve (12) months. Activities prohibited hereunder shall include, but are not limited to, the Executive’s request, suggestion, advice, recommendation, solicitation, or other actions or attempts to induce or influence an employee or other person to leave employment or the service of any CH2M HILL company nor identification of any persons so engaged by CH2M HILL as a target of recruiting activities by others.

8.               Covenant Regarding Corporate Opportunities. During the Restricted Period, the Executive shall promptly refer to CH2M HILL any information or inquiry he receives or is aware of concerning any opportunity involving or relating to CH2M HILL business anywhere in the Restricted Area, and shall not refer such inquiry or information to any other person or entity. In the event that CH2M HILL is not interested in pursuing such a opportunity, the Executive shall be free to pursue such opportunities directly or advise others about such opportunities, provided he advises the New CEO of his intention to do so.

9.               Nondisclosure Covenant. During the Restricted Period, the Executive shall not, without the prior written consent of the New CEO, use or exploit for any purpose not related to his activities on behalf of  CH2M HILL, or disclose to any person or entity other than an employee, officer or director of CH2M HILL (with a need-to-know and to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as outlined hereunder) any Confidential Information of any of CH2M HILL Companies.

In the event that the Executive is called upon to disclose Confidential Information in connection with any judicial or administrative proceeding or inquiry, the Executive shall (unless prohibited from doing so by law) immediately inform CH2M HILL of the proceeding and the potential disclosure of Confidential Information, and shall cooperate with CH2M HILL fully to obtain a protective order (or similar protection mechanism) to the extent possible. In the event of any action or proceeding between the Executive and CH2M HILL, in which disclosure of Confidential Information may be necessary or appropriate, the Executive shall limit such disclosure to that which is absolutely necessary and shall cooperate with CH2M HILL in obtaining an order to protect the Confidential Information from public disclosure. CH2M HILL shall be responsible for any reasonable fees and costs incurred in seeking and obtaining such protective orders.

For purposes of this Agreement, “Confidential Information” shall mean information about CH2M HILL, its companies and its business, employees, and clients that is not generally available outside the confines of our organization, and (a) is identified or treated by CH2M HILL as confidential, proprietary or trade-secret, or (b) in CH2M HILL’s discretion is competitively sensitive and the disclosure of it would have a detrimental effect on CH2M HILL and/or unfairly disadvantage CH2M HILL in the marketplace.

10.         Severability and Reformation of Restrictive Covenants. In entering into this Agreement and restrictive covenants herein contained, it is the intent of both Parties to comply with the requirements of Colorado law in all material respects and for the restrictive covenants to be fully enforceable under Colorado law. If any restraint contained herein is deemed by a court of competent jurisdiction to be unreasonable in scope, duration, activities restricted, or otherwise, the parties hereby authorize and request the court to modify the restraint to the minimum extent necessary, so as to grant the relief provided and intended by this Agreement to the maximum extent permitted by law.

11.         Remedies. The Parties hereto agree that the restrictive covenants contained in this Agreement are material terms of this Agreement, without which CH2M HILL would not have entered into this Agreement. Therefore, the Parties agree that any material breach of any such covenant shall discontinue any obligation by CH2M HILL to provide any further consideration as provided in this Agreement. The parties further agree that the Executive’s material breach of any covenant contained in this Agreement would result in substantial damage to CH2M HILL that would be difficult or impossible to ascertain or quantify. The Executive therefore agrees that in the event of any breach or threatened breach of the restrictive covenants, CH2M HILL and/or any of CH2M HILL companies shall have the right to enforce the provisions of this Agreement by any appropriate and effective legal and/or equitable remedy.

V.            MISCELLANEOUS PROVISIONS.

1.               Binding Effect.

a.               This Agreement shall be binding upon and inure to the benefit of the Executive, Executive’s executors, administrators, legal representatives, heirs and legatees and on CH2M HILL and its subsidiaries, affiliates, agents, employees, officers and their respective successors and assigns.  CH2M HILL  shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the company would be required to perform it, if no such succession or assignment had taken place.

b.              Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive or the Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution.

2.               Indemnification. During the Term of this Agreement, the Company agrees to indemnify and hold harmless, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any action threatened or filed against the Executive arising from or on account of his employment by CH2M HILL.  The company shall pay all reasonable legal fees and related expenses (including the reasonable costs of experts, evidence and counsel) incurred by the Executive as they become due as a result of such obligation.

3.               Cooperation.  The Executive shall exercise best efforts to assist the company, if requested by CH2M HILL to assist it or its counsel or is otherwise subpoenaed or called as a witness, at trial or otherwise. The company will advance the Executive the expenses related thereto, but the Executive shall be entitled to no additional compensation.

4.               Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by overnight delivery service, or by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each Party to the other; provided, that all notices to CH2M HILL shall be directed to Senior Vice President of HR and General Counsel. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

5.               No Further Benefits. The compensation and benefits provided for in this Agreement shall be in lieu of any other severance or separation from service pay to which the Executive may be entitled under any CH2M HILL severance or termination plans, program, practice or arrangement. The Executive’s entitlement to any other compensation or benefits shall be determined in accordance with

CH2M HILL employee benefit plans and other applicable programs, policies and practices then in effect.

6.               Legal Review; Sophisticated Parties; No Changes. The Executive and CH2M HILL acknowledge that this Agreement sets forth the entire understanding between them. Neither Party has relied upon any representation or statement with respect to subject matter hereof, written or oral, not set forth in this Agreement. This Agreement may not be changed orally, but only by a specific written agreement signed by the Party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

This Agreement is deemed to have been drafted jointly by the Parties and any uncertainty or ambiguity shall not be construed for or against any party based upon attribution of drafting to any party.

The Executive, by signing below, acknowledges that CH2M HILL has encouraged him to review the legal effect and implications of this Agreement with an attorney and carefully and thoroughly review the Agreement prior to signing. This subparagraph constitutes the written advice to this effect  As a senior executive and a sophisticated financially savvy party, the Executive acknowledges that he reviewed this Agreement and understands its terms and conditions. The Executive executes this Agreement knowingly and voluntarily, without duress of any kind, and after having given the matter full and careful consideration.

7.               Unenforceability. In the event a particular provision of the Agreement is declared invalid or unenforceable, the remaining provisions of the Agreement will continue in full force and effect. This Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

8.               No Disparagement.  The Parties agree that they will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon the other (including, in CH2M HILL’s case, its employees, officers and directors), though each (in the company’s case, through representatives) may give truthful testimony if properly subpoenaed to testify under oath.

9.               Governing Law; Dispute Resolution and Venue. The Parties agree that this Agreement shall be construed and enforced in accordance with the laws of the State of Colorado, without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. The Parties agree that all disputes with respect to this Agreement shall be resolved through courts of competent jurisdiction located in the State of Colorado.

10.         Waivers. The waiver by either Party of any right under this Agreement or of any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or of any other failure or breach by the other party whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party which is not expressly set forth in this Agreement.

11.         Tax Withholdings. All payments due to the Executive hereunder shall be subject to and net of all normal and customary tax withholdings that are in effect at the time the payments are made.

IN WITNESS WHEREOF, CH2M HILL has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

CH2M HILL Companies, Ltd.		The Executive

By:	/s/ Robert Allen	By:	/s/ Ralph R. Peterson
	Robert Allen,		Ralph R. Peterson
Sr. Vice President for Human Resources

Date:	September 17, 2008	Date:	September 17, 2008

EXHIBIT A

RELEASE

In consideration for the benefits described in the Transition Arrangements Agreement of September 17, 2008, Ralph R Peterson hereby releases and discharges CH2M HILL Companies, Ltd. and its affiliated companies and subsidiaries (collectively the “Company”), and their respective directors, officers, employees, agents, representatives, benefit plans and administrators, successors and assigns from any and all claims, obligations, and liabilities, whether known or unknown, at law or in equity, arising out of the Executive’s employment with the Company and the termination thereof, except for the compensation and benefits and those matters reserved from release in the Transition Arrangements Agreement. Except for the compensation and benefits and those matters reserved from release in the Transition Arrangement Agreement this Release is to be broadly construed so as to resolve all other pending or potential disputes including, but without limiting the generality of the foregoing, any and all claims under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Family and Medical Leave Act, the discrimination and wage payment laws of the State of Colorado, and any other statute, regulation, or ordinance, and any and all claims based upon alleged wrongful or retaliatory discharge, negligence, intentional infliction of emotional distress, defamation, invasion of privacy, other torts, harassment, employment discrimination or breach of contract (express or implied). Notwithstanding the foregoing, the Executive does not waive any rights the Executive may have to enforce the terms of the Transition Arrangements Agreement or those matters reserved from release in said agreement, to benefits available after termination under any Company-sponsored employee benefit plan, to insurance protection and/or indemnification for actions taken by the Executive while an employee, officer and/or director of the Company or to make any claims for workers’ compensation.

The Executive acknowledges and agrees that:

(a)           The Executive has read and understands this Release in its entirety;

(b)           The Executive has been advised in writing to consult with an attorney concerning this Release before signing it. This subparagraph constitutes such written advice;

(c)           Nothing contained in this Release waives any claim that may arise after the date of its execution;

(d)           This Agreement is deemed to have been drafted jointly by the Parties and any uncertainty or ambiguity shall not be construed for or against any party based upon attribution of drafting to any party;

(f)            As a senior executive and a sophisticated financially savvy party, the Executive acknowledges that he reviewed this Agreement and understands its terms and conditions; and

(e)   The Executive executes this Agreement knowingly and voluntarily, without duress of any kind, and after having given the matter full and careful consideration.

The Executive

By:	/s/ Ralph R. Peterson
Ralph R. Peterson

Date:	September 17, 2008